INVESTOR CONTACTS:
Ken Tarpey                                Corey Cutler/Meredith Pudalov
Executive Vice President and CFO          Morgen-Walke Associates
Proxicom                                  212-850-5600
703-262-3200 or fax: 703-262-3201

MEDIA CONTACT:
Geary Campbell
Director of Public Relations
Proxicom
703-262-6134 or gcampbell@proxicom.com



PROXICOM ANNOUNCES RECEIPT OF $7.50 PER SHARE PROPOSAL FROM DIMENSION DATA

RESTON, Va., -- May 7, 2001 -- Proxicom, Inc. (Nasdaq: PXCM) today announced that it has received a proposal from Dimension Data Holdings plc, a corporation incorporated in England and Wales, to acquire all of Proxicom's outstanding common stock for $7.50 per share in cash. Other than the price per share to be paid, Dimension Data's proposed acquisition is on substantially similar terms and conditions as the transactions contemplated by the merger agreement entered into between Proxicom and Compaq Computer Corporation on April 26, 2001, pursuant to which a wholly owned subsidiary of Compaq commenced a tender offer on May 3, 2001 for all outstanding Proxicom shares at a price of $5.75 per share in cash.

      On May 6, 2001, in accordance with the Compaq merger agreement, Proxicom notified Compaq of its receipt of the Dimension Data proposal, and the Proxicom Board of Directors authorized the company's management and advisors to enter into negotiations with Dimension Data. Under the terms of the Compaq merger agreement, should Proxicom determine that the Dimension Data offer is a superior proposal and determine to enter into a definitive transaction agreement with Dimension Data, Proxicom must notify Compaq and Compaq would have three business days to determine whether to match Dimension Data's offer. There can be no assurance as to the outcome of the negotiations with Dimension Data or as to what steps Compaq, Dimension Data or Proxicom may take in the future. As described in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Proxicom with the Securities and Exchange Commission on May 3, 2001, the merger agreement between Compaq and Proxicom provides for a $10 million termination fee payable to Compaq upon termination of the merger agreement in certain events. Also as described in Proxicom's Schedule 14D-9, the

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Board of Directors of Proxicom has recommended that Proxicom shareholders accept the Compaq tender offer and tender their shares to Compaq pursuant to the Compaq offer. The Proxicom Board has not withdrawn or made any modification or change to that recommendation.

      A copy of the May 6, 2001 letter received by Proxicom from Dimension Data will be filed by Proxicom as an exhibit to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission today.


ABOUT PROXICOM:
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Proxicom, Inc. is a leading e-business consulting and development company that delivers innovative Internet and multi-channel solutions for Fortune 500 companies and other global, forward-thinking businesses. Our 1,000 strategy, creative and technology professionals provide specialized e-business development expertise for the following global practices: Automotive and Manufacturing, Communications and High Tech, Consumer Goods and Retail, Energy, Financial Services, Media and Entertainment and Service Industries. Founded in 1991, Proxicom has developed and built e-businesses for such blue-chip companies as America Online, General Electric, General Motors, Merrill Lynch, Marriott International, NBC, and Toyota Motor Sales, USA, among many others. With its headquarters in Reston, Va., Proxicom has offices in Boston, Chicago, Houston, London, Los Angeles, Munich, New York, Paris, Rome, San Francisco, and Sausalito, Calif. For more information, please visit www.proxicom.com or call 1-877-PROXICOM.


Investors and security holders are strongly advised to read both the Compaq tender offer statement and the solicitation/recommendation statement of Proxicom regarding the Compaq tender offer, filed with the Securities and Exchange Commission on Thursday, May 03, 2001, because they contain important information. Investors and security holders may obtain a free copy of these statements and other documents filed by Compaq and Proxicom at the SEC's web site at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Compaq Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to Proxicom Investor Relations.